EXHIBIT 21.   SUBSIDIARIES OF THE DIXIE GROUP, INC.
SUBSIDIARIES OF THE DIXIE GROUP, INC.
SUBSIDIARY	STATE/COUNTRY OF INCORPORATION
BRETLIN, INC. CHROMA TECHNOLOGIES, INC. CHROMA ACQUISITIONS, LLC FABRICA INTERNATIONAL C-KNIT APPAREL, INC. MASLAND CARPETS, LLC	GA CA GA CA TN GA
SUBSIDIARIES OF BRETLIN, INC.
CANDLEWICK YARNS, INC. DIXIE GROUP LOGISTICS, INC.	TN GA